Exhibit 99.2

DELAWARE, Ohio, June 23, 2022 /PRNewswire/ -- Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced a $150 million share repurchase program. The Company has entered into a $75 million accelerated share repurchase agreement (ASR) with Bank of America, N.A. to repurchase shares of the Company's Class A stock. In addition, the Company plans to repurchase an aggregate of $75 million shares of its Class A and Class B stock in open market purchases.

Under the ASR, the Company will make a payment of $75 million and will receive today an initial delivery of approximately 80% of the expected share repurchases, or approximately 1 million Class A shares, with any remaining shares expected to be delivered by the end of the Company's first fiscal quarter of 2023. The final number of shares to be repurchased will be based on the volume-weighted average price of the Company's Class A stock during the term of the ASR less a discount.

Open market repurchases will be executed over the next 12 to 18 months in accordance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934. The timing of any such repurchases will depend on market conditions and will be made at the Company's discretion. While the Company intends to repurchase up to $75 million of shares, it is not obligated to repurchase any dollar amount or number or class of shares and may suspend or discontinue repurchases at any time.

The share repurchase program will be made under the available remaining share repurchase previously authorized by the Company's Board of Directors.

Greif President and Chief Executive Officer Ole Rosgaard commented: "Our decision to execute a share buyback is an important demonstration of our conviction in Greif's Build to Last strategy and our view on the value of Greif's stock, as well as our commitment to returning cash to shareholders through disciplined capital allocation. I look forward to sharing more about our company, strategy, and the path ahead at Investor Day today."

About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: to be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "may," "will," "expect," "intend," "estimate," "anticipate," "aspiration," "objective," "project," "believe," "continue," "on track" or "target" or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2021. The Company undertakes no obligation to update or revise any forward-looking statements.

Investor Relations contact information
Matt Leahy, Vice President, Corporate Development & Investor Relations
740-549-6158 Matthew.Leahy@Greif.co